Exhibit 99.1

FOR IMMEDIATE RELEASE

Veracyte, Inc. Announces Fourth Quarter and Full-Year 2013 Financial Results,

Provides 2014 Financial Outlook

— 88% Growth in Full-Year 2013 Revenue, 92% Growth in Year-Over-Year FNA Volume —

— Increased Coverage and Reimbursement for Afirma® Gene Expression Classifier —

— Conference Call Today at 5 p.m. ET —

South San Francisco, Calif. — March 18, 2014 — Veracyte, Inc. (Nasdaq: VCYT) today reported financial results and business progress for the quarter and full year ended December 31, 2013, and provided financial guidance for 2014. Revenue was $6.8 million for the fourth quarter of 2013, an increase of 53%, compared to 2012 fourth quarter revenue of $4.5 million. Full-year 2013 revenue was $21.9 million, an increase of 88%, compared to full-year 2012 revenue of $11.6 million.

“We experienced strong revenue gains in 2013, driven by growing physician adoption of our Afirma Thyroid FNA Analysis, combined with increased payer coverage and reimbursement for our Afirma Gene Expression Classifier (GEC). We saw increases in fine needle aspiration (FNA) sample volumes and cash collections during the fourth quarter, which is traditionally our strongest quarter,” said Bonnie H. Anderson, Veracyte’s president and chief executive officer. “We look forward to accelerating growth in 2014, primarily through additional payer coverage decisions for our GEC and expansion of our sales force. In May, we plan to commercially launch our new Afirma Malignancy Classifiers, which are currently in the pilot stage at select sites, to further enhance our Afirma offering. We are also on track in advancing product development efforts for our next clinical indication in pulmonology.”

Recent Business Highlights

•                                      Announced a positive medical coverage policy from Cigna for the Afirma GEC in December, followed by EmblemHealth in February, bringing the total number of covered lives for the Afirma GEC to over 120 million.

•                                      Obtained required registrations and, in Europe, a CE mark for the Afirma GEC collection kit to enable introduction of the Afirma GEC in select countries, upon positive reimbursement decisions.

•                                      Expanded our internal sales force by more than 50%.

•                                      Initiated the pilot launch of our Afirma Malignancy Classifiers at approximately a dozen clinical sites.

•                                      Received our second patent on the Afirma GEC.

Additional Fourth Quarter and Full-Year 2013 Financial Results

•                                          Cash and cash equivalents as of December 31, 2013, totaled $71.2 million, which includes proceeds from the company’s initial public offering.

•                                          The company received 14,059 thyroid nodule FNA samples during the fourth quarter of 2013, compared to 9,303 FNA samples during the same period in 2012, an increase of 51%.

•                                          Total FNAs received in 2013 were 49,670, compared to 25,890 total FNAs received in 2012, a year-over-year increase of 92%. Afirma GEC tests continued to be performed at a rate of approximately 20% of FNA samples received.

•                                          Operating expenses for the fourth quarter of 2013 were $12.6 million, compared with operating expenses of $9.6 million for the comparable period in 2012. Cost of revenue was $3.5 million for the fourth quarter of 2013, compared with $2.6 million for the comparable period in 2012.

•                                          Operating expenses for full-year 2013 were $45.1 million, compared with operating expenses of $30.6 million in 2012. Cost of revenue was $12.6 million for full-year 2013, compared with $7.6 million for full-year 2012.

•                                          Net loss for the fourth quarter of 2013 was $5.9 million, or $0.42 per common share, compared with a net loss of $4.8 million, or $7.27 per common share, for the same period in 2012.

•                                          Net loss for full-year 2013 was $25.6 million, or $6.15 per common share, compared with a net loss of $18.6 million, or $28.68 per common share, for 2012.

2014 Financial Outlook

Veracyte is providing the following guidance for 2014:

•                                          FNA volumes of 76,000 to 83,000

•                                          Revenue of $38 million to $43 million

Conference Call Details

Veracyte will host a live conference call and webcast today at 5 p.m. Eastern Time to discuss the company’s financial results and provide a general business update. The live webcast and subsequent replay may be accessed by visiting Veracyte’s website at http://investor.veracyte.com. Please connect to the company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any necessary software download. Alternatively, please call (855) 541-0980 (U.S.) or (970) 315-0440 (international) to listen to the live conference call. The conference ID number for the live call is 24270859. Please dial in approximately 10 minutes prior to the call. The webcast will be available on the company’s website approximately two hours following completion of the call for 14 days.

About Veracyte, Inc.

Veracyte (Nasdaq: VCYT) is pioneering the field of molecular cytology, focusing on genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s first commercial solution, the Afirma® Thyroid FNA Analysis, utilizes the proprietary Gene Expression Classifier (GEC) to resolve ambiguity in thyroid nodule diagnosis. Each year, of the more than 525,000 thyroid nodule FNAs performed in the U.S., approximately 115,000 patients undergo diagnostic thyroid surgery, with 70% to 80% of nodules proving benign and thus the surgery unnecessary. Since the commercial launch of Afirma in January 2011, Veracyte has received over 80,000 FNA samples for evaluation using Afirma and has performed approximately 16,000 GECs to resolve indeterminate cytopathology results, as of December 31, 2013. Backed by multiple, peer-reviewed, published studies and included in leading medical guidelines, Afirma is covered by Medicare and major commercial payers, which collectively represent more than 120 million covered lives. Afirma is marketed and sold through a global co-promotion agreement with Genzyme Corporation, a subsidiary of Sanofi. Veracyte intends to expand its molecular cytology franchise to other clinical areas and is in late biomarker discovery for its first product in pulmonology. For more information, please visit www.veracyte.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to future revenue levels and FNA volumes; the company’s expectations regarding accelerating growth and the drivers of growth; the company’s expectations regarding the timing of the planned launch of the Afirma Malignancy Classifiers; the company’s belief that it is on track in advancing product development efforts in its next clinical indication in pulmonology; and the company’s intent to expand its molecular cytology business into other clinical areas. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our limited operating history and history of losses; our ability to increase usage of and reimbursement for Afirma, and any future products we may develop; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our test; laws and regulations applicable to our business, including potential regulation by the FDA or other regulatory bodies; our dependence on strategic relationships; our ability to develop and commercialize new products and the timing of commercialization; the occurrence and outcome of clinical studies; the applicability of clinical results to actual outcomes; the timing of publication of study results; our inclusion in clinical practice guidelines; our ability to compete; our ability to expand into international markets; our ability to obtain capital when needed; and other risks detailed under the heading “Risk Factors” in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc. This press release also contains trademarks and trade names that are the property of their respective owners.

VERACYTE, INC.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(Unaudited)		(Unaudited)
Revenue	$6,838	$4,457	$21,884	$11,628
Operating expenses:
Cost of revenue	3,471	2,600	12,607	7,584
Research and development	1,870	1,721	7,810	6,608
Selling and marketing	3,931	3,055	12,540	8,447
General and administrative	3,328	2,197	12,100	7,918
Total operating expenses	12,600	9,573	45,057	30,557
Loss from operations	(5,762)	(5,116)	(23,173)	(18,929)
Interest income	5	1	5	2
Interest expense	(102)	—	(233)	—
Other income (expense), net	(33)	278	(2,179)	278
Net loss and comprehensive loss	$(5,892)	$(4,837)	$(25,580)	$(18,649)
Net loss per common share, basic and diluted	$(0.42)	$(7.27)	$(6.15)	$(28.68)
Shares used to compute net loss per common share, basic and diluted	13,944,239	665,306	4,158,664	650,333

VERACYTE, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

	As of December 31,
	2013	2012
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$71,220	$14,002
Accounts receivable	1,143	569
Supplies inventory	2,567	1,050
Prepaid expenses and other current assets	1,477	710
Restricted cash	—	50
Total current assets	76,407	16,381
Property and equipment, net	2,952	2,446
Restricted cash	118	118
Other assets	153	122
Total assets	$79,630	$19,067
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5,294	$1,888
Accrued liabilities	7,594	4,020
Deferred Genzyme co-promotion fee	2,500	2,500
Preferred stock liability	—	583
Total current liabilities	15,388	8,991
Long-term debt, net of current portion	4,899	—
Deferred rent, net of current portion	286	61
Deferred Genzyme co-promotion fee, net of current portion	2,614	5,114
Total liabilities	23,187	14,166

Convertible preferred stock	—	63,372
Total stockholders’ equity (deficit)	56,443	(58,471)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$79,630	$19,067

(1)         The condensed balance sheet at December 31, 2012 has been derived from the audited financial statements at that date included in the Company’s final prospectus filed with the Securities and Exchange Commission dated October 29, 2013.

Source: Veracyte

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Media:

Tracy Morris

650-380-4413

Tracy.Morris@Veracyte.com

Investors:

Angeli Kolhatkar

Burns McClellan, Inc.

212-213-0006

akolhatkar@burnsmc.com